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                                  [JAFRA LOGO]


NEWS RELEASE

Contact:  Mike DiGregorio
          Senior Vice President and Chief Financial Officer
          (805) 449-3030

          JAFRA REPORTS NET SALES INCREASE OF 14% IN THE FIRST QUARTER

WESTLAKE VILLAGE, California, April 28, 2004 -- Jafra Worldwide Holdings (Lux) S.aR.L. and subsidiaries, doing business as Jafra Cosmetics International ("Jafra" or "the Company"), today reported financial results including net sales, operating income and net income for the first quarter of 2004.

FIRST QUARTER RESULTS

Net sales of $103.1 million in the first quarter of 2004 increased 14% compared to $90.1 million in the first quarter of 2003. Mexico attained a very strong net sales increase of 25% and 28% measured in US dollars and local currency, respectively, in the first quarter of 2004 over the first quarter of 2003. Europe and South America's net sales measured in US dollars increased in the first quarter of 2004 by 11% and 13%, respectively, compared to the first quarter of 2003, in part due to stronger local currencies compared to the U.S. dollar. However, the Hispanic and US Divisions reported a net sales decline of 5% and 13%, respectively, compared to the first quarter of 2003, due in part to service issues related to effects of the fourth quarter of 2003 launch of the commercial portion of the Enterprise Resource System, as was noted in the prior quarter. Most of these issues have been resolved. The Company reported a 10% increase in the average number of consultants and a 5% increase in Consultant productivity during the period compared to the first quarter of 2003.

Income from operations was $10.4 million during the first quarter of 2004. The first quarter of 2004 included $1.9 million of restructuring charges related to the implementation of the Company's plan to move substantially all manufacturing operations to its facilities in Mexico, consisting primarily of severance related charges, and $3.4 million of fees for transactions which were contemplated, but not completed. As a percentage of net sales, operating profit of 10% for the first quarter of 2004 decreased 1.6 percentage points. Exchange gain (loss) improved $1.3 million primarily as the result of the remeasurement of U.S. dollar-denominated debt. Interest

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expense increased $4.0 million, primarily as a result of a greater average debt balance associated with the recapitalization of the Company's operations in May 2003. During the first quarter of 2004, income tax expense decreased by $0.8 million. As a result of restructuring charges, transaction related fees and greater interest expense, partially offset by favorable changes to exchange gain
(loss) and lower income tax expense, net income decreased by $1.4 million for the first quarter of 2004 compared to the same period of 2003.

Due to the discontinuation of operations in Venezuela, Colombia, Chile and Peru in 2003, the results of these markets are included in the statements of income as losses on discontinued operations.

On March 30, 2004, it was announced that Vorwerk & Co. eins GmbH entered into an agreement whereby it will acquire all of the issued and outstanding common stock of Jafra S.A. (formerly CDRJ North Atlantic (Lux) S.ar.l.), the parent company of Jafra Worldwide Holdings (Lux) S.ar.l., from Jafra S.A.'s shareholders. Vorwerk & Co. eins GmbH is an indirect wholly-owned subsidiary of Vorwerk & Co. KG, a family-owned company based in Wuppertal, Germany. The Company expects the transaction to be completed during the second quarter of 2004.

The Company has scheduled a conference call to discuss information contained in this release for Thursday April 29, 2004 from 10:00 -- 10:30a.m. Pacific Standard Time. The dial in number for the conference call is 1-800-565-8107, passcode # 451100.

THE COMPANY

Jafra is a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. Jafra sells its Jafra brand products through a direct selling network of approximately 443,000 independent consultants, who market and sell Jafra's products to their customers. Jafra operates in four primary markets: Mexico, the United States, Europe and South America. In Europe, Jafra operates in Germany, Switzerland, Italy, Austria, Holland and several other countries through distributors. More information about Jafra and its products can be found on the Company's website, http://www.jafra.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.


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             JAFRA WORLDWIDE HOLDINGS (LUX) S.AR.L. AND SUBSIDIARIES
                                ($ IN THOUSANDS)

                                                                   (UNAUDITED)
                                                               THREE MONTHS ENDED
                                                                     MARCH 31,
                                                           --------------------------
                                                              2004             2003
                                                           ---------        ---------
STATEMENTS OF INCOME DATA:
Net sales                                                  $ 103,122        $  90,137
Cost of sales                                                 24,183           21,557
                                                           ---------        ---------
    Gross profit                                              78,939           68,580
Selling, general and administrative expenses                  66,654           58,150
Restructuring charges (1)                                      1,909               --
                                                           ---------        ---------
     Income from operations                                   10,376           10,430
Other income (expense):
     Exchange gain (loss), net                                   551             (762)
     Interest expense                                         (6,794)          (2,751)
     Interest income                                              47              170
     Other expense                                               (58)             (40)
     Other income                                                 40               15
                                                           ---------        ---------
Income before income taxes                                     4,162            7,062
Income tax expense                                             2,946            3,757
                                                           ---------        ---------
Income from continuing operations                              1,216            3,305
Loss on discontinued operations, net of income tax
    expense of $0 in 2004 and $11 in 2003 (2)                   (132)            (783)
                                                           ---------        ---------
Net income                                                 $   1,084        $   2,522
                                                           =========        =========

OTHER DATA:
Depreciation and amortization                              $   1,611        $   1,466
Unrealized exchange loss (gain)                                 (486)           1,558
Transaction related expenses (3)                               3,409              770
Non-cash charges (4)                                              36               --
Losses from Thailand (5)                                          12              581
Net debt (6)                                                 231,848           58,039

Consultants at end of period                                 443,000          388,000
Average number of consultants                                438,000          400,000



(1) Current year restructuring charges related to the implementation of the Company's plan to move substantially all manufacturing operations to its facilities in Mexico, primarily severance related charges.

(2) Venezuela, Colombia, Chile and Peru have been classified as discontinued operations.

(3) Amounts relate to certain transaction expenses as defined in the covenants in the agreements governing the Company's outstanding indebtedness. These expenses relating primarily to uncompleted and abandoned transactions are included within selling, general and administrative expenses.

(4) Amounts relate to non-cash charges in connection with the write off or disposal of assets as defined in the covenants in the agreements governing the Company's outstanding indebtedness.

(5) Amounts represent the net operating losses from Thailand, a market the Company is in the process of liquidating.

(6)     Net debt is calculated as total debt less cash and cash equivalents.